The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 11, 2016

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Addendum dated February 3, 2015 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Notes due February 7, 2019 Linked to the EquityCompass Share Buyback Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 4, 2016

Issue Date:	February 9, 2016

Final Valuation Date*:	February 4, 2019 (or, if such date is not a Valuation Date, the next following Valuation Date)

Maturity Date*:	February 7, 2019

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof

Reference Asset:	The EquityCompass Share Buyback Index (the “Index”) (Bloomberg ticker symbol “EQCOMPBB <Index>”). For information about the Index, see “Description of the Index” below.

Index Sponsor:

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index (in such capacity, the “index owner”). The Index is maintained and calculated by Barclays Risk Analytics and Index Solutions Limited (the “index sponsor”), a wholly-owned subsidiary of Barclays Bank PLC.

Index Selection Agent:

Choice Financial Partners, Inc., a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp. and an affiliate of Stifel, Nicolaus & Company, Incorporated.

One or more affiliates of the Index Selection Agent may act as a dealer in the offering of the Notes and may receive a selling commission for its or their services as a dealer.  In addition, the Index Selection Agent or any of its affiliates that act as a dealer in the offering of the Notes may also be paid all or a portion of the investor fee on your Notes, as described under “Investor Fee Percentage” below.

Participation Rate:	97.50%

Payment at Maturity:

If your Notes are not called or early redeemed pursuant to the “Automatic Call” provisions or the “Issuer Redemption” provisions described below prior to maturity, for each $1,000 principal amount Note you hold, you will receive (subject to our credit risk) on the Maturity Date a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Final Valuation Date.

You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes, including any payment at maturity or upon early redemption or repurchase, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.50%	97.50%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $975.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          If we were to price the Notes for initial sale to the public as of the date of this preliminary pricing supplement, our estimated value of the Notes at the time of such initial pricing would be $975.00 per Note.  Our estimated value is expected to be less than the initial issue price of the Notes.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up 2.50% of the principal amount of the Notes, or $25.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Dealers participating in the offering and receiving such commissions may include affiliates of the Index Selection Agent. See “Investor Fee Percentage” below and “Selected Risk Considerations” in this preliminary pricing supplement for additional information.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Indicative Note Return:

The Indicative Note Return as of any Valuation Date is the percentage change of the Closing Indicative Note Value per $1,000 principal amount Note from the Initial Closing Indicative Note Value on the Initial Valuation Date to the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date (the “Current Closing Indicative Note Value” or “Current CINV”), calculated by the Calculation Agent on a formula basis as follows:

Current CINV – Initial CINV
Initial CINV

Closing Indicative Note Value:

The Closing Indicative Note Value (or “CINV”) per $1,000 principal amount Note on the Initial Valuation Date will be deemed to be 100% of the principal amount per Note, or $1,000.00 (the “Initial CINV”)

The CINV per $1,000 principal amount Note on any subsequent Valuation Date until maturity or early redemption will equal (a) the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Closing Indicative Note Value if such Valuation Date occurs prior to the first Note Rebalancing Date), multiplied by (b) one plus the Net Index Periodic Return as of such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

CINVt = CINVr x [1 + Net Index Periodic Return t]

Where:

“CINVt” means the CINV per $1,000 principal amount Note on Valuation Date “t”;

“CINVr” means the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial CINV if such Valuation Date occurs prior to the first Note Rebalancing Date); and

“Net Index Periodic Return t” means the Net Index Periodic Return (as defined below) as of Valuation Date “t”

Net Index Periodic Return:	The Net Index Periodic Return as of any Valuation Date will equal (a) the Index Periodic Return as of such Valuation Date, minus (b) the applicable Investor Fee Percentage as of such Valuation Date

Index Periodic Return:

The Index Periodic Return as of any Valuation Date will equal the performance of the Index from the Index Closing Level on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date) to the Index Closing Level on such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

Index Closing Level t – Index Closing Level r
Index Closing Level r

Where:

“Index Closing Level t” means the Index Closing Level on Valuation Date “t”; and

“Index Closing Level r” means the Index Closing Level on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date)

Investor Fee Percentage:**

The applicable Investor Fee Percentage as of the Initial Valuation Date is zero

The applicable Investor Fee Percentage as of any subsequent Valuation Date will equal (a) 0.90% multiplied by (b) the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding such Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) such Valuation Date, divided by (c) 365, calculated by the Calculation Agent on a formula basis as follows:

0.90% x Number of Days (r, t)
365

Where:

“Number of Days (r, t)” means, with respect to Valuation Date “t”, the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding Valuation Date “t” (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) Valuation Date “t”

The Investor Fee Percentage reduces the amount of your return at maturity or upon early redemption as described above. All or a portion of the investor fee may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement.

Initial Index Level:	[•], the Index Closing Level on the Initial Valuation Date

Index Closing Level:

With respect to the Index, the official closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “EQCOMPBB <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable

In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

Note Rebalancing Dates:

The sixth calendar day of each calendar month during the term of the Notes (or if such day is not a Valuation Date, the next following Valuation Date); provided that the first scheduled Note Rebalancing Date will be March 7, 2016 (the first scheduled Valuation Date following March 6, 2016).

Automatic Call:

If the Closing Indicative Note Value per $1,000 principal amount Note on any Valuation Date prior to the Final Valuation Date is equal to or less than $250.00 (such event, an “Automatic Call Trigger Event” and such Valuation Date, the “Automatic Call Trigger Date”), the Notes will be automatically called on the applicable Automatic Call Date; provided, however, that if a Market Disruption Event occurs with respect to the Index on a Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement

If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date and you will receive (subject to our credit risk) on the Automatic Call Date a cash payment per $1,000 principal amount Note equal to the Automatic Call Amount calculated by the Calculation Agent on the Automatic Call Amount Calculation Date. We will deliver a notice to The Depository Trust Company (the “Automatic Call Notice”) in the form attached as Annex A hereto that specifies the Automatic Call Trigger Date, the Automatic Call Amount Calculation Date and the Automatic Call Date

Automatic Call Amount Calculation Date:*

With respect to an Automatic Call Trigger Date, the Automatic Call Amount Calculation Date will be the Valuation Date immediately following the Automatic Call Trigger Date

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Automatic Call Amount:

With respect to an Automatic Call Date, for each $1,000 principal amount Note, a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Automatic Call Amount Calculation Date

Automatic Call Date:	The fifth Business Day following the applicable Automatic Call Amount Calculation Date, as set forth in the applicable Automatic Call Notice

Issuer Redemption:

If the index sponsor determines on or prior to the Final Valuation Date that it will not be able to calculate and publish the Index as a result of the occurrence of any of the Termination Events as described under “Description of the Index” in this preliminary pricing supplement, the Issuer may redeem the Notes, in whole but not in part, on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price, provided the Issuer gives at least three (3) business days’ prior written notice (the “Issuer Redemption Notice”) to The Depository Trust Company in the form attached as Annex B hereto that specifies the date on which the relevant Termination Event occurs, the Issuer Redemption Price Calculation Date and the Issuer Redemption Date

Issuer Redemption Price Calculation Date:*

The Valuation Date immediately following the date on which the relevant Termination Event occurs, as set forth in the applicable Issuer Redemption Notice

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement

Issuer Redemption Price:

If a Termination Event occurs and the Issuer exercises its option to redeem the Notes pursuant to the “Issuer Redemption” provisions above, you will receive (subject to our credit risk) on the applicable Issuer Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Issuer Redemption Price Calculation Date

Issuer Redemption Date:	The fifth Business Day following the applicable Issuer Redemption Price Calculation Date, as set forth in the applicable Issuer Redemption Notice

Early Redemption at the Option of Holders:

Subject to the notification requirements described in this preliminary pricing supplement and the minimum redemption amount of at least 10 Notes (or a minimum redemption amount of at least $10,000 principal amount of Notes), you may elect to redeem your Notes prior to maturity, and you will receive the Optional Redemption Amount (calculated on the applicable Optional Redemption Amount Calculation Date) on the applicable Optional Redemption Date

For more information relating to the procedures that you must follow in order to require Barclays Bank PLC to redeem your Notes prior to maturity, please see “Early Optional Holder Redemption Procedures” in this preliminary pricing supplement

Optional Redemption Amount:

In the event that you deliver an effective notice of early redemption for your Notes, as described under “Early Optional Holder Redemption Procedures” in this preliminary pricing supplement, you will receive (subject to our credit risk) on the applicable Optional Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a)           $0 and

(b)          the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Optional Redemption Amount Calculation Date

Optional Redemption Amount Calculation Date:*

The date on which the notice of early redemption at the option of a holder of the Notes becomes effective, as described in this  preliminary pricing supplement under “Early Optional Holder Redemption Procedures” (or, if such date is not a Valuation Date, the next following Valuation Date)

Optional Redemption Date:

The fifth business day following an Optional Redemption Amount Calculation Date. The final date on which an Optional Redemption Amount Calculation Date may occur is the fifth business day following the Valuation Date that is immediately prior to the Final Valuation Date.

Valuation Date:

A day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion

Business Days:	New York and London

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741U2Z6 / US06741U2Z66

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

**           All or a portion of the investor fee as described under “Investor Fee Percentage” in this preliminary pricing supplement may be used to pay fees or concessions to the Agent and other dealers.  All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the services provided by the Index Selection Agent under the Index Selection Agreement. In addition, all or a portion of the commission received by Barclays Capital Inc.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this preliminary pricing supplement.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the prospectus addendum, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•	You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•	You understand and accept that the level of the Index will depend upon the success of the Strategy and you believe that the Strategy will be successful

•	You are willing to accept the risks associated with an investment linked to the performance of the Index

•	You understand and are willing to accept that the daily deduction of the Investor Fee Percentage will reduce the amount of your return at maturity or upon early redemption

•

You understand and accept that the Participation Rate of 97.50% will limit your participation in any positive performance of the Index and will magnify your participation in any negative performance of the Index

•

You are willing to accept the risk that we may redeem the Notes prior to the scheduled maturity following a Termination Event and that, upon such a redemption, the payment that you receive may be significantly less than the principal amount of your Notes

•

You are willing to accept the risk that the Notes will be automatically called prior to scheduled maturity following an Automatic Call Trigger Event and that, upon such an event, the payment that receive is highly likely to be significantly less than the principal amount of your Notes

•	You are willing to accept the risk that, upon an early redemption or an automatic call, you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•

You do not seek an investment for which there will be an active secondary market and you are either willing and able to hold the notes to maturity or willing to accept the limitations set forth herein with regard to your ability to exercise your option to cause us to redeem your Notes prior to scheduled maturity

•	You are willing to assume our credit risk for all payments on the Notes

•	You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income

•	You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•	You do not believe that the Strategy will be successful and/or you are unwilling or unable to accept that the level of the Index will depend upon the success of the Strategy

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Index

•	You are not comfortable with the return on your investment being reduced by virtue of the Investor Fee Percentage

•

You are not comfortable with the effect of the Participation Rate of 97.50% limiting your participation in any positive performance of the Index and magnifying your participation in any negative performance of the Index

•

You are unwilling or unable to accept the risk that the Notes may be redeemed or automatically called prior to scheduled maturity and, in either case, that you may suffer a significant loss of principal

•	You seek an investment for which there will be an active secondary market

•

You are unable or unwilling to hold the Notes to maturity and/or you are not comfortable with the limitations regarding your ability to exercise your option to redeem your Notes prior to scheduled maturity

•	You are unwilling or unable to assume our credit risk for all payments on the Notes

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

PPS-2

ADDITIONAL TERMS OF THE NOTES

•                  Market Disruption Events—In the event of a Market Disruption Event on a day that would otherwise be the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be, the relevant date will be the first following Valuation Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the relevant date be postponed by more than five scheduled Valuation Dates. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing on such fifth day, the Calculation Agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of such Market Disruption Event.

•                  Adjustments to the Index—The Index may be subject to adjustment in various circumstances, as described under “Modifications to the EquityCompass Share Buyback Index” in this preliminary pricing supplement”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled Valuation Dates due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date

The following example sets forth the methodology used to calculate the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date.  The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only.  As shown in the following table, this example assumes that the Index Closing Level was 113.50 on the hypothetical Valuation Date and 113.00 on the Note Rebalancing Date immediately preceding the hypothetical Valuation Date.  The hypothetical calculation of the Investor Fee Percentage in the example below is the amount of Investor Fee on the hypothetical Valuation Date only.  The actual Investor Fee Percentage on any given Valuation Date will be dependent upon the number of calendar days from, but excluding, the immediately prior Note Rebalancing Date to and including the relevant Valuation Date (or, if the Valuation Date occurs prior to the first Note Rebalancing Date, the number of calendar days from but excluding the Initial Valuation Date to and including the relevant Valuation Date).

This example of the calculation of the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date makes the following key assumptions:

•                  Closing Indicative Note Value on Immediately Preceding Note Rebalancing Date: $1,115.00

•                  Index Closing Level on Immediately Preceding Note Rebalancing Date: 113.00

•                  Index Closing Level on the Hypothetical Valuation Date: 113.50

•                  Number of Calendar Days From But Excluding the Immediately Preceding Note Rebalancing Date to and Including the Hypothetical Valuation Date: 30

•                  The Notes are not called or early redeemed pursuant to the “Automatic Call” or “Issuer Redemption” provisions described elsewhere in this preliminary pricing supplement

•                  The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•                  No Market Disruption Events occurred or were continuing on any Valuation Date

Step 1: Calculate the Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Closing Levels on the hypothetical Valuation Date and the Note Rebalancing Date immediately preceding such Valuation Date, the Index Periodic Return is calculated as follows:

Index Periodic Return = (113.50 – 113.00) / 113.00, or 0.442%

Step 2: Calculate the Investor Fee Percentage as of the Hypothetical Valuation Date

Using the number of days from, but excluding, the immediately preceding Note Rebalancing Date to and including the hypothetical Valuation Date, the Investor Fee Percentage is calculated as follows:

Investor Fee Percentage = (0.90% x 30) / 365, or 0.074%

Step 3: Calculate the Net Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Periodic Return and the Investor Fee Percentage calculated as of the relevant Valuation Date, the Net Index Periodic Return is calculated as follows:

Net Index Periodic Return = 0.442% - 0.074%, or 0.368%

Step 4: Calculate the Closing Indicative Note Value per $1,000 principal amount Note as of the Hypothetical Valuation Date

Using the Closing Indicative Note Value as of the immediately preceding Note Rebalancing Date and the Net Index Periodic Return calculated as of the hypothetical Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date, or the “Current Closing Indicative Note Value” as of such date, is calculated as follows:

Current CINV = $1,115.00 x [1 + 0.368%], or $1,119.10

PPS-4

Calculation of the Payment at Maturity or on an Optional Redemption Date per $1,000 Principal Amount Note (Assuming that the Hypothetical Valuation Date in the Examples Above is Either the Final Valuation Date or the Optional Redemption Amount Calculation Date, as Applicable)

Step 1: Calculate the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, As Applicable

Using the Initial CINV of $1,000.00 and the Current CINV calculated in the examples above, the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as the case may be, is calculated as follows:

Indicative Note Return = ($1,119.10– $1,000.00) / $1,000.00 = 11.91%

Step 2:  Calculate the Payment at Maturity or the Optional Redemption Amount, as Applicable

Step 2a: Using the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as applicable and as calculated above, calculate the sum of $1,000 plus $1,000 multiplied by such Indicative Note Return, as follows:

$1,000 + ($1,000 x 11.91%) = $1,119.10

Step 2b: Because the payment at maturity (or the Optional Redemption Amount, as the case may be) will be equal to (i) the Participation Rate times (ii) the greater of (a) $0.00 and (b) the amount calculated in Step 2a above, and because the amount calculated in Step 2a above is greater than $0.00, you will receive at maturity or on the Optional Redemption Date, as the case may be, subject to our credit risk, $1,091.12 per $1,000 principal Note, calculated as follows:

97.50% x $1,119.10 = $1,091.12

PPS-5

Calculation of the Total Return on the Notes at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return”, as used in the following examples, is the number (expressed as a percentage) that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.  These examples do not take into account any tax consequences from investing in the Notes.

The actual Indicative Note Return on the Final Valuation Date will depend on the path taken by the Index from the Initial Valuation Date to the Final Valuation Date, and will also depend on the cumulative effect of the Investor Fee Percentage.  For examples of how the Investor Fee Percentage and the Indicative Note Return will be calculated on each Valuation Date during the term of the Notes, up to and including the Final Valuation Date, please see “Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date” above.

The examples in the table below make the following key assumptions:

•                  Initial CINV: $1,000.00

•                  The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•                  The Notes are not called or early redeemed pursuant to the “Automatic Call”, “Issuer Redemption” or “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

Closing Indicative Note Value on the Final Valuation Date	Indicative Note Return	Payment at Maturity*	Total Return on Notes
$1,700.00	70.00%	$1,657.50	65.75%
$1,600.00	60.00%	$1,560.00	56.00%
$1,500.00	50.00%	$1,462.50	46.25%
$1,400.00	40.00%	$1,365.00	36.50%
$1,300.00	30.00%	$1,267.50	26.75%
$1,200.00	20.00%	$1,170.00	17.00%
$1,100.00	10.00%	$1,072.50	7.25%
$1,025.64	2.564%	$1,000.00	0.00%
$1,000.00	0.00%	$975.00	-2.50%
$900.00	-10.00%	$877.50	-12.25%
$800.00	-20.00%	$780.00	-22.00%
$700.00	-30.00%	$682.50	-31.75%
$600.00	-40.00%	$585.00	-41.50%
$500.00	-50.00%	$487.50	-51.25%
$400.00	-60.00%	$390.00	-61.00%
$300.00	-70.00%	$292.50	-70.75%

*   Per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Closing Indicative Note Value increases from an Initial Closing Indicative Note Value of $1,000.00 to a Closing Indicative Note Value on the Final Valuation Date of $1,100.00.

In this case, you will receive a payment at maturity of $1,072.50 per $1,000 principal amount Note that you hold, calculated as follows:

Participation Rate x Greater of (a) $0 or (b) [$1,000 + ($1,000 x Indicative Note Return as of the Final Valuation Date)]

97.50% x [$1,000 + ($1,000 x 10.00%)] = $1,072.50

The total return on investment of the Notes is 7.25%

PPS-6

Example 2: The Closing Indicative Note Value decreases from an Initial Closing Indicative Note Value of $1,000.00 to a Current Closing Indicative Note Value on the Final Valuation Date of $900.00.

In this case, you will receive a payment at maturity of $877.50 per $1,000 principal amount Note that you hold, calculated as follows:

Participation Rate x Greater of (a) $0 or (b) [$1,000 + ($1,000 x Indicative Note Return as of the Final Valuation Date)]

97.50% x [$1,000 + ($1,000 x -10.00%)] = $877.50

The total return on investment of the Notes is -12.25%.

Calculation of the Automatic Call Amount Following an Automatic Call Trigger Event

The following examples illustrate possible hypothetical Automatic Call Amounts per $1,000 principal amount Note on a hypothetical Automatic Call Date following an Automatic Call Trigger Event.  We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date.  The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•                The Notes have not been redeemed by us pursuant to the “Issuer Redemption” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

•                  The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•                  Initial Closing Indicative Note Value: $1,000.00

Automatic Call Trigger Date		Automatic Call Amount Calculation Date		Automatic Call Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Automatic Call Amount*	Return on Notes
$200.00	-80.00%	$230.00	-77.00%	$224.25	-77.58%
$200.00	-80.00%	$170.00	-83.00%	$165.75	-83.43%
* Per $1,000 principal amount Note

Calculation of the Issuer Redemption Price Following a Termination Event

The following examples illustrate possible hypothetical Issuer Redemption Prices per $1,000 Note on a hypothetical Issuer Redemption Date following a Termination Event.  We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date.  The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•                  The Notes have not been automatically called by us pursuant to the “Automatic Call” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

•                  The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•                  Initial Closing Indicative Note Value: $1,000.00

Date on Which Termination Event Occurs		Issuer Redemption Price Calculation Date		Issuer Redemption Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Issuer Redemption Price*	Return on Notes
$900.00	-10.00%	$925.00	-7.50%	$901.88	-9.81%
$900.00	-10.00%	$875.00	-12.50%	$853.13	-14.69%
* Per $1,000 principal amount Note

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the prospectus addendum, including but not limited to the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks discussed under the headings above, you should consider the following:

•                 Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity or upon early redemption is linked to the performance of the Index (after taking into account the cumulative effects of the Investor Fee Percentage over the term of the Notes).  Your investment will be fully exposed to any decline in the Closing Indicative Note Value from the Initial CINV to the Closing Indicative Note Value on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•                 The Level of the Index Will Depend Upon the Success of the EquityCompass Share Buyback Strategy—The Index is based on the EquityCompass Share Buyback Strategy, which seeks to capture the returns that may be available from investing in a selected basket of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date and which meet other eligibility requirements.  The EquityCompass Share Buyback Strategy is based on the premise that stocks of companies that announce share buybacks will perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued.  This positive signal to the market may cause the value of the shares to rise after the share buyback announcement.  However, the announcement of a share buyback within the relevant three month period and other selection criteria used by the EquityCompass Share Buyback Strategy may not be accurate predictors of future share performance.  If the EquityCompass Share Buyback Strategy selects stocks that subsequently decline in value, the level of the Index will decline, which will have an adverse effect on the value of your Notes.

•                We Are Not Obligated to Conduct Due Diligence on the EquityCompass Share Buyback Strategy or any Index Component—We are not obligated to conduct due diligence and analysis on any index component or the EquityCompass Share Buyback Strategy.  The EquityCompass Share Buyback Strategy is maintained exclusively by the Index Selection Agent and not by Barclays Bank PLC or any of our affiliates.  We cannot provide you with any assurances regarding the ability of the EquityCompass Share Buyback Strategy to meet its stated objectives, as described under “Description of the Index” in this preliminary pricing supplement.  While we or our affiliates may conduct due diligence on any index components from time to time, prior to and during the term of the Notes, we (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management.  Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the Notes.  You cannot rely for any purpose on any of our information, analysis and opinions concerning any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component. You are urged to consult with your own advisers before investing in the Notes.

•                The Participation Rate of 97.50% Will Reduce Your Participation in any Appreciation, and Will Magnify Your Participation in any Depreciation, of the Closing Indicative Note Value; You May Receive Less than the Principal Amount of Your Notes Even if the Indicative Note Return is Positive—As described on the cover page of this preliminary pricing supplement, the payment at maturity or on an Automatic Call Date or Issuer Redemption Date with respect to your Notes will reflect a Participation Rate of 97.50%.  Accordingly, you will only participate in 97.5% of any positive Indicative Note Return from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be.  Similarly, in the event that the Indicative Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date were not sufficiently high enough to offset the effects of the Participation Rate of 97.50%, you may receive less than the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be.  In the event that the Indicative

PPS-8

Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, were negative, you will receive a percentage of the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, that is less than the percentage of the principal amount of your Notes that you would have received had the Participation Rate been equal to 100%.

•                  Because the Closing Indicative Note Value will Reflect the Cumulative Effects of the Investor Fee Percentage on any Given Valuation Date, the Investor Fee Percentage May Offset All or a Portion of any Increases (And Will Magnify Any Decreases) in the Index Closing Level from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the Case May Be—As described on the cover page of this preliminary pricing supplement, the Net Index Periodic Return and, accordingly, the Closing Indicative Note Value on any given Valuation Date, will reflect the subtraction of the Investor Fee Percentage.  The Investor Fee Percentage will be equal to 0.90% per annum and will be calculated on the basis of the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding the relevant Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to and including the relevant Valuation Date.  The subtraction described in this paragraph will be reflected in the calculation of Closing Indicative Note Value on each Valuation Date (including for the purposes of determining whether an Automatic Call Trigger Event has occurred and for the purposes of calculating the amount owed to you at maturity or on any Automatic Call Date or Issuer Redemption Date, as applicable) and will reduce the return on your Notes regardless of whether or not the Index increases from the Initial Index Level during the term of the Notes.  The level of the Index will have to increase from its Initial Level to an Index Closing Level on the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as applicable, by at least the amount of the reduction described in this paragraph in order to offset the negative effects of such reduction.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any payment at maturity or upon early redemption or repurchase, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                The Index Has Limited Historical Information—The Index was created in November 2011. Because limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with a more established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to evaluate the validity of the EquityCompass Share Buyback Strategy and the methodology utilized by the Index to select the index components.

PPS-9

•                  Historical Levels of the Index Should not be Taken as an Indication of the Future Performance or Volatility of the Index during the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The level of the Index reflects the performance of a limited number of shares, relative to a broad market indicator.  The performance of these shares may be influenced by many unpredictable factors. The actual volatility and performance of the Index over the term of the Notes, as well as the amount payable at maturity or upon early redemption, may bear little relation to historical levels of the Index.

•                 The Index is not Actively Managed—The Index operates by pre-determined rules, as described in this preliminary pricing supplement under “Description of the Index”. There will be no active management of the Index to enhance returns beyond those embedded in the Index. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed Index, which may adversely affect the level of the Index and the value of the Notes.

•                 The Index Sponsor and the Index Selection Agent Rely on Information over which they Have no Control—The index sponsor and the Index Selection Agent rely on information from various third party independent and public sources in selecting the index components and calculating the Index level, including earnings and other financial reports published by individual companies. Neither the index sponsor nor the Index Selection Agent independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for any Index component is disrupted, publicly available information regarding the Index component may be based on the last-reported levels and may be based on non-current information.

•                 The Notes Will be Automatically Redeemed if, on any Valuation Date Prior to the Final Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note is Less Than or Equal to 25% of the principal amount per Note, or $250.00—An Automatic Call Trigger Event will occur if, on any Valuation Date prior to the Final Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note is less than or equal to $250.00.  If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date.  Because the Closing Indicative Note Value on any Valuation Date reflects the Investor Fee Percentage for such day, it is possible that the effect of the Investor Fee Percentage particular Valuation Date might result in the occurrence of an Automatic Call Trigger Event on such Valuation Date and, accordingly, an early redemption of your Notes.  Because the Automatic Call Amount Calculation Date will not occur until the Valuation Date following the Automatic Call Trigger Date, it is possible that the Closing Indicative Note Value will decline from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and the Automatic Call Amount that you will receive on the Automatic Call Date will be less than it would have been had the Automatic Call Amount been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the Automatic Call Trigger Date.  In the event that an Automatic Call Trigger Event occurs, the Automatic Call Amount that you receive on the Automatic Call Date is likely to be significantly less than the principal amount of your Notes.  Accordingly, you must be willing to accept the risk that you will lose a significant amount (up to 100%) of your investment in the Notes upon the occurrence of an Automatic Call Trigger Event.

•                 The Notes Will be Automatically Redeemed Upon the Occurrence of a Termination Event—If the index sponsor determines, on or prior to the Final Valuation Date, that it will not be able to calculate and publish the Index as a result of a Termination Event, we, in our capacity as Issuer, may redeem the Notes (in whole but not in part) on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price.  If a Termination Event occurs, the Issuer Redemption Price that you will receive on the Issuer Redemption Date may be significantly less than the amount you would have received for your Notes on the Maturity Date had the Termination Event not occurred.  Because the Issuer Redemption Price will not occur until the Valuation Date following the date on which a Termination Event occurs, it is possible that the Closing Indicative Note Value will decline from the date on which a Termination Event occurs to the Issuer Redemption Price Calculation Date and the Issuer Redemption Price that you will receive on the Issuer Redemption Date will be less than it would have been had the Issuer Redemption Price been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the date on which the Termination Event occurred.  Because the Closing Indicative Note Value on an Issuer Redemption Price Calculation Date may be less than the principal amount of your Notes, the Issuer Redemption Price that you receive on an Issuer Redemption Date may be less, and may be significantly less, than the principal amount of your Notes.  Accordingly, you must be willing to accept the risk that you will lose a significant amount of your investment in the Notes upon the occurrence of a Termination Event.

Because Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index and because the issuer of the Notes and the index sponsor is our wholly-owned subsidiary, we may have conflicts of interest that may affect your Notes in various ways, including the occurrence of a Termination Event. You are urged to read carefully “As Index Sponsor, We Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest” below.  As noted elsewhere in this preliminary pricing supplement, you are urged to consult with your own advisors prior to investing in the Notes.

•                  Potential Early Exit—Your Notes are subject to early redemption upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as described under the “Issuer Redemption” and “Automatic Call” provisions on the cover page of this preliminary pricing supplement. You may not be able to reinvest any amounts received on an Automatic Call Date or Issuer Redemption Date, as the case may be, in a comparable investment with similar risk and appreciation potential as the Notes.  The “Automatic Call” and “Issuer Redemption” features may also adversely impact your ability to sell your Notes and the price at which they may be sold.  Furthermore, as noted elsewhere in this preliminary pricing supplement, the Automatic Call Amount or

PPS-10

the Issuer Redemption Price, as the case may be, may be substantially less than the principal amount of your Notes, and you may some or all of the principal amount of your Notes upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as the case may be.

•                 Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As the payment at maturity or upon redemption is a function of, among other things, the Closing Indicative Note Value on the Final Valuation Date or an Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, the postponement of any Valuation Date may result in the application of a different Closing Indicative Note Value and, accordingly, decrease the payment you receive at maturity or upon redemption.  For the avoidance of doubt, if a Valuation Date (including the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be) is postponed, the Closing Indicative Note Value on such date, as postponed, will reflect the subtraction of the Investor Fee Percentage calculated as of such date, as postponed.

Also as noted on the cover page of this preliminary pricing supplement, if a Market Disruption Event occurs on any Valuation Date, such date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs. In such an event, your may suffer losses on your Notes in an amount greater than you would have suffered had an Automatic Call Trigger Event been deemed to occur on the Valuation Date on which such event would have occurred but for the relevant Market Disruption Event.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive any periodical  interest payments under the Notes, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•                 The Estimated Value of the Notes Is Not a Prediction of the Prices at Which the Notes May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the Notes and May Be Lower Than Such Estimated Value of the Notes—The estimated value of the Notes will not be a prediction of the prices at which the Notes may trade in secondary market transactions, if any such market exists, nor will it be a prediction of the Closing Indicative Note Value on any day or the Optional Redemption Amount that you will receive upon an optional redemption of your Notes.  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes on the cover page of this preliminary pricing supplement. The Optional Redemption Amount that you will receive upon an optional redemption of your Notes will depend on the path taken by the Notes from the Initial Valuation Date to the Optional Redemption Amount Calculation Date, and will be limited by the Participation Rate of 97.50% and will be adversely affected  by the effect of the Investor Fee Percentage.  Similarly, the Issuer Redemption Price or Automatic Call Amount that you may receive on the Notes, as described on the cover page of this preliminary pricing supplement, will be limited by the Participation Rate of 97.50%, will be adversely affected by the effect of the Investor Fee Percentage and may be substantially less than our estimated value of the Notes on the cover page of this preliminary pricing supplement.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. And other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                 The Index Sponsor, Our Wholly-Owned Subsidiary, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We are the owner of the intellectual property and licensing rights relating to the Index and the index sponsor of the Index is our wholly-owned subsidiary. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “Description of the Index” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes.  For example, if there is a lack of liquidity or material decline in the liquidity of an index component, the index sponsor could determine that this is an index market disruption event and take any action as set forth under “Description of the Index—Market Disruption and Force Majeure Events.”

The role played by the index sponsor, and the exercise by the index sponsor of the kinds of discretion described above and in “Description of the Index”, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the Notes, is its parent company and the index owner. The index sponsor, in its capacity as such, has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

PPS-11

•                 Our Business Activities May Create Conflicts of Interest—In addition to the role of Barclays Risk Analytics and Index Solutions Limited, our wholly-owned subsidiary, as index sponsor, our wholly-owned subsidiary (as described in this preliminary pricing supplement), our affiliates expect to play a variety of roles in connection with the issuance of the Notes.

We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities

•                 There May be Conflicts of Interest Involving the Calculation Agent—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                 There May Be Conflicts of Interest With Respect to the Notes Involving Our Affiliates and the Index Selection Agent and its Affiliates; One or More Affiliates of the Index Selection Agent May Act as a Dealer in the Initial Offering of the Notes—As described elsewhere in this preliminary pricing supplement, all or a portion of the investor fee represented by the Investor Fee Percentage may be used to pay fees or concessions to the Agent and other dealers.  All or a portion of such fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement.  In addition, as described on the cover page of this preliminary pricing supplement, the Agent will purchase the Notes from Barclays Bank PLC at 100% of their principal amount less a commission that may be used to pay selling concessions or fees to other dealers.  Because one or more affiliates of the Index Selection Agent may act as a dealer with respect to the Notes, such affiliates may be subject to conflicts of interest with respect to their selling efforts.  You are urged to consult with your own advisers prior to investing in the Notes.

•                  In Order to Exercise Your Option to Redeem the Notes Prior to Maturity, You Must Follow the Procedures Set Forth Below Under “Early Optional Holder Redemption Procedures”; There Are Restrictions on the Minimum Number of Notes You May Redeem—As described below, you may elect to redeem your Notes at the applicable Optional Redemption Amount on an Optional Redemption Date. In order to effect such a redemption, you must follow, and you must cause your broker to follow, the procedures set forth below under “Early Optional Holder Redemption Procedures”. You must redeem at least $10,000 principal amount of Notes at one time in order to exercise your right to redeem your Notes on any Optional Redemption Date.

Because you must deliver an Early Redemption Request (as set forth on Annex C), and because your broker must (i) deliver to us an Early Redemption Exercise Instruction (as set forth on Annex D) and (ii) receive confirmation from us with respect to such Early Redemption Exercise Instruction in order for your redemption election to become effective.  Accordingly, it is possible that the Closing Indicative Note Value on the Optional Redemption Amount Calculation Date will be lower than it is on the day on which you first delivered an Early Redemption Request to your broker and, accordingly, the return on your Notes would be lower than it would have been had the Optional Redemption Amount Calculation Date been the same date as the date on which you first delivered an Early Redemption Request to your broker.

•                  We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital Inc. or their respective affiliates is acting as investment advisor or other advisor to the holders of the Notes. We have not recommended the stocks included within the Index or the basket that the Index Selection Agent selects to be reflected in the Index and have not evaluated whether the Notes, any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component is suitable or appropriate generally or for any potential investor in any respect.

PPS-12

•                 Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain.  Additionally, the application of the constructive ownership rules of Section 1260 of the Code to your Notes may require you to recognize an amount of ordinary income that is subject to an interest charge upon the sale, redemption or maturity of the Notes to the extent the return on your Notes reflects the performance of an ETF. You should consult your tax advisor as to the tax consequences of investing in the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Index and the stocks underlying the Index;

o                 the time to maturity of the Notes;

o                 the dividend rate on the stocks underlying the Index;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 the supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-13

EARLY OPTIONAL HOLDER REDEMPTION PROCEDURES

You may elect to redeem your Notes prior to maturity at an amount equal to the Optional Redemption Amount specified on the cover page of this preliminary pricing supplement, subject to a minimum redemption amount of at least 10 Notes (or a minimum redemption amount of $10,000 aggregate principal amount of your Notes). To redeem your Notes, you or your broker or other person with whom you hold your Notes, as applicable, must take the following steps:

•                 You must deliver an Early Redemption Exercise Request, a form of which is attached as Annex C, to your broker.

•                 You must cause your broker to deliver an Early Redemption Exercise Instruction to us, a form of which is attached as Annex D. If we receive your broker’s Early Redemption Exercise Instruction and acknowledge receipt by 4:00 p.m., New York City time, on any day, that day shall be the Optional Redemption Amount Calculation Date (or if such date is not a Valuation Date, the next following Valuation Date, subject to postponement in the event of a Market Disruption Event). If we receive your broker’s Early Redemption Exercise Instruction or acknowledge receipt after 4:00 p.m. on any day, the Optional Redemption Amount Calculation Date will be the next following date that is a Valuation Date (subject to postponement in the event of a Market Disruption Event).

•                 You must instruct your DTC custodian to book a delivery vs. Payment trade with respect to your Notes at a price equal to the applicable Optional Redemption Amount on the Optional Redemption Date, facing Barclays Capital DTC 5101; and

•                 You must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Optional Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

PPS-14

DESCRIPTION OF THE INDEX

Overview

The EquityCompass Share BuyBack Index (the “EquityCompass Share Buyback Index” or the “Index”) seeks to capture returns that may be available from investing in a basket of stocks (the “basket”) that are selected pursuant to the EquityCompass Share BuyBack Strategy (“EquityCompass Share Buyback Strategy” or the “Strategy”) and the additional filter and concentration procedures, as described below.  The EquityCompass Share Buyback Strategy selects a portfolio of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date (as defined below) and which meet other eligibility requirements described below.  The Strategy, which is the intellectual property of the Index Selection Agent, is based on the premise that stocks of companies that announce share buybacks may be more likely to perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued.  This positive signal to the market may cause the value of the shares to rise after the share buyback announcement.  The EquityCompass Share Buyback Index is calculated based on the basket of stocks selected pursuant to the EquityCompass Share Buyback Strategy and the additional filter and concentration procedures, as described below.  The EquityCompass Share Buyback Index reflects the returns available from taking a long position in the basket each month. With the long-only position in the basket, the EquityCompass Share Buyback Index seeks to have market exposure.

The EquityCompass Share Buyback Strategy is maintained by Choice Financial Partners, Inc. (the “Index Selection Agent”). The Index Selection Agent is a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated.  The Index Selection Agent employs the EquityCompass Share Buyback Strategy each month to select stocks that meet its criteria and will send the list of stocks to the index sponsor no later than the relevant index portfolio receipt date (as defined below).  On the index calculation day immediately following each second rebalancing day (as defined below), the Index Selection Agent will publish the basket in effect on its website at http://www.equitycompass.com/products/stifel.aspx.  We have included that website (and the additional websites below) in this preliminary pricing supplement as inactive textual references only.  Information on those websites is not part of this preliminary pricing supplement.    We provide no assurance that the Index Selection Agent will continue to publish this information, or with what frequency it will do so.

The EquityCompass Share Buyback Index is maintained and calculated by Barclays Risk Analytics and Index Solutions Limited, a wholly-owned subsidiary of Barclays Bank PLC (in such capcity, the “index sponsor”). The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index, but is maintained and calculated by the index sponsor. The index sponsor calculates the level of the EquityCompass Share Buyback Index on each “index calculation day” (as defined below) with respect to the prior index calculation day and publishes the index level on the EquityCompass Share Buyback Index page at www.barclays.com/indices. The EquityCompass Share Buyback Index is also reported on Bloomberg under the ticker symbol “EQCOMPBB <Index>“.

Selection of Stocks through the EquityCompass Share Buyback Strategy

An “index business day” is any day on which (1) all the Exchanges are open and (2) commercial banks and interest rate markets are open and settle payments in London.

An “index calculation day” is each day on which all the Exchanges are open for trading.

The “Exchange” with respect to an index component included in the current basket means the primary exchange or quotation system on which such index component is traded, as determined by the index sponsor.

With respect to a calendar month (the “relevant month”), the Index Selection Agent shall determine a list of stocks according to the six criteria set forth below based on the relevant data as at the close of business, New York time, on the last index calculation day of the month immediately preceding the relevant month (the “index portfolio constitution date”):

First, in order to be eligible for inclusion in the basket, a stock must be both (1) a member of the Russell 3000® Index as of the most recent year end and (2) traded on at least one major U.S. stock exchange as of the relevant index portfolio constitution date.  Any stock which does not meet both these criteria will be excluded.

Second, the Index Selection Agent then creates an initial list of stocks of companies that have made at least one buyback announcement in the three months prior to the relevant index portfolio constitution date.  Such stocks constitute the “eligible universe”.  The Index Selection Agent considers only “open market” buybacks involving common stock.  The company making the buyback announcement should not be a target of a pending acquisition for all outstanding shares (friendly or hostile).  In the event of multiple share buyback announcements for the same company, only the first announcement is considered.

Third, the company making the buyback announcement should have minimum (i) market capitalization of $500 Million and (ii) annual share trading volume of 15 million shares.  The shares of any company that does not meet these criteria are excluded from the eligible universe.

PPS-15

Fourth, the eligible universe is ranked according to two factors: (a) significance of buyback announcement value (as defined below) and (b) number of days between the announcement date of the share buyback and the index portfolio constitution date.

(a)         Significance of Buyback Announcement Rank

For each stock within the eligible universe, the significance of buyback announcement value is defined as  (i) the stated dollar value of the announced stock buyback (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the market capitalization of the company as of the close of business, New York time, on the index portfolio constitution date, or, if such stated dollar value is not available, (ii) the stated share buyback quantity (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the total number of shares of the company outstanding as of the close of business, New York time, on the index portfolio constitution date.  The stock with the highest significance of buyback announcement value is awarded the highest rank.  The remaining stocks are ranked in descending order.  The rank so assigned to each stock is referred to as the stock’s “significance rank”.

“Data Source” means Bloomberg or FactSet Research Systems, Inc., or any alternate independent third party data provider as selected by the index sponsor or the Index Selection Agent in a commercially reasonable manner.  If any such third party data provider is selected, the index sponsor will disclose the identity of such third party data provider on the EquityCompass Share Buyback Index page at www.barclays.com/indices.

(b)         Number of Days between Announcement and the Index Portfolio Constitution Date Rank

For each stock within the eligible universe, the number of days from (and including) the share buyback announcement date to (but excluding) the index portfolio constitution date is calculated. The stock with the lowest number of days is awarded the highest rank.  The remaining stocks are ranked in descending order.  The rank so assigned to each stock is referred to as the stock’s “number of days rank”.

Fifth, an average rank and a composite rank are determined for each stock.  The average rank for each stock within the eligible universe is calculated by taking the average of (a) the stock’s significance rank and (b) the stock’s number of days rank. The composite rank is a percentile rank (values ranging from 0 to 100%) obtained for each stock and is obtained by dividing the average rank of such stock by the total number of stocks within the eligible universe.  The stock with the highest composite rank is awarded the highest rank.  The remaining stocks are ranked in descending order.

Sixth, if more than 30 companies remain, then companies not ranked in the top 30 according to their respective composite ranks will be excluded.  In case multiple eligible stocks have equal composite ranks, the stock with the higher market capitalization as of the index portfolio constitution date will be preferred.

The Index Selection Agent shall provide the list of 30 (or less, if it finds less than 30) stocks determined pursuant to the criteria set forth above to the index sponsor no later than the “index portfolio receipt date”, which is the fourth index business day of the relevant month.  If the Index Selection Agent fails to provide such list prior to or on the index portfolio receipt date, the list of stocks provided by the Index Selection Agent for the month immediately preceding the relevant month shall be deemed to be the list of stocks determined pursuant to the Strategy by the Index Selection Agent for the relevant month.

Composition of the EquityCompass Share Buyback Index

Upon receipt from the Index Selection Agent of the list of the stocks determined pursuant to the Strategy for the relevant month, the index sponsor will apply a series of additional filters (the “Additional Filters”) to exclude any of the following for purposes of the relevant Rebalancing Period:

¡                 Any stock whose issuer is the target company of the index sponsor, Barclays PLC or any subsidiary of the index sponsor or Barclays PLC, and any stock whose issuer is the acquiror company of the index sponsor or Barclays PLC, in an active merger/acquisition deal that has been publicly announced by the index sponsor, Barclays PLC, any subsidiary of the index sponsor or Barclays PLC, or the acquiror company on a date prior to (and excluding) the index portfolio constitution date;

¡                 Shares of Barclays PLC and the index sponsor;

¡                 any stock whose issuer is an entity in which the index sponsor or Barclays PLC owns, directly or indirectly, on the index portfolio constitution date, more than 10% of any class of any equity security of such issuer that is listed on a national securities exchange in the United States, and which has been previously disclosed by the index sponsor or Barclays PLC in a public filing with the U.S. Securities and Exchange Commission (or its successor) of Form 3, Form 4 or Form 5 (which filings are accessible via www.sec.gov under CIK#312070 or CIK#312069) and published by the index sponsor on the relevant Index page at www.barclays.com/indices (or its successor website) on a date prior to (and excluding) the index portfolio constitution date; and

PPS-16

¡                 any stock whose inclusion as an index component in the Index on the index portfolio constitution date or whose ownership by persons generally in the United States on the index portfolio constitution date is prohibited under the laws, rules or regulations of the United States.

If any stock is excluded based on of the Additional Filters, then the index sponsor shall remove the relevant stock from the list and replace it with a deemed index component (as described below).

Each stock in the basket will be weighted equally and will be given a weighting of 1/30 (approximately 3.3333%) within the basket.  Should there be fewer than 30 stocks that meet the criteria under the Strategy and are not excluded by an Additional Filter, one or more units of a deemed index component will be included in the basket to the extent necessary for the total basket weight to equal 100%.  The “deemed index component” will be one or more of the SPDR® S&P 500® ETF Trust, the iShares S&P 500 Index Fund, the iShares Russell 1000 Index Fund or any other similar ETF which tracks a broad based equity index.  For example, if the above selection criteria and the Additional Filters yield only 27 companies, each company will be weighted 3.3333% (for a total of 90%) and the deemed index component will be weighted 10%. The index sponsor intends initially to fill any remaining space in the basket with the SPDR® S&P 500® ETF Trust.  However, other deemed index components may be used to ensure that (i) there will be no less than 20 individual securities in the Index at any time, (ii) no security will represent more than 25% of the dollar weight of the Index and (iii) the five highest dollar weighted component securities in the index will not in the aggregate account for more than 50% of the weight of the Index (or 60% if there are fewer than 25 securities in the basket).  These procedures (the “concentration procedures”) are used to prevent the concentration of the basket.

After the index sponsor has applied to the list of stocks provided by the Index Selection Agent the Additional Filters and the concentration procedures described above, the stocks or ETFs comprising the basket will be the “index components” of the Index for the relevant month.

All stocks and deemed index components included in the basket will be notional holdings. The number of shares or units held will be adjusted in a commercially reasonable manner to reflect any split, reverse split, rights offering, stock distribution, special dividend, return of capital, spin-off or share repurchase, which becomes effective in relation to any index component subsequent to the immediately preceding rebalancing day.

Rebalancing of the EquityCompass Share Buyback Index Basket

Once the index components are determined for the relevant month as described above, the rebalancing of the Index will be carried out over the two index business days immediately following the index portfolio receipt date (the first such index business day, the “first rebalancing day”, the second, the “second rebalancing day”, and each, a “rebalancing day”), which are also the fifth and sixth index business days of the relevant month.  At the close of the first rebalancing day, one half of the shares of each index component included in the old basket (as adjusted to reflect the impact of any corporate actions on such index component on the first rebalancing day) are divested. Any cash in the Index as of the close of the first rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions from but excluding the second rebalancing day of the immediately preceding month to and including such first rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket.

At the close of the second rebalancing day, the remaining index components included in the old basket (as adjusted to reflect the impact of any corporate actions on any such index component on the second rebalancing day) are divested. Any cash as of the close of the second rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions on such second rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket (as defined below).  At the close of the second rebalancing day, the rebalancing from the old basket to the new basket for the relevant month will be completed.  If any corporate action occurs with respect to any index component of the new basket on the second rebalancing day, the number of such index component purchased on the first rebalancing day will be adjusted to reflect the impact of such corporate action.

The “old basket” means, in respect of any first rebalancing day, the basket consisting of the index components in effect immediately prior to such first index rebalancing day.

The “new basket” means, in respect of any calendar month, the basket that will consist of, upon the completion of the relevant rebalancing, the index components determined for such month.

PPS-17

Calculation of the EquityCompass Share Buyback Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011.

With respect to index calculation day t that is not a second rebalancing day:

On each index calculation day t that is not a second rebalancing day, the level of the Index (“It”) is equal to:

Where:

“Casht” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t, and is calculated according to the following formula:

Where:

“CFp” means any Cash Flow at any time “p” during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t.

“Cash Flow” means the daily cash flow distributed by the shares constituting the Index in ordinary and special/extra-ordinary cash dividend payments or adjustments due to other corporate actions;

“R2(t’)” means the second rebalancing day for period t’;

Period “ t’ ” means the period within which index calculation day t occurs and which commences on (but excluding) the first rebalancing day immediately preceding index calculation day t to (and including) the first rebalancing day immediately following index calculation day t;

“Nt’,t” means the number of index components in the Index during period t’ as of the close of index calculation day t;

“Pt’,i,t” means the closing price of index component i on index calculation day t as quoted on the Exchange for such index component i;

“Nt’,i,t” means the number of shares of index component i comprising the Index as of the close of index calculation day t, calculated as follows:

Where:

“Nt’,i,t-1” means the number of shares of index component i comprising the Index as of the close of index calculation day t-1; and

“” means an adjustment factor reflecting the impact of any corporate action affecting index component i on index calculation day t.  If no corporate action is affecting index component i on index calculation day t, then “” equals one.

With respect to index business day t that is a second rebalancing day:

On each second rebalancing day t, the level of the Index (“It”) is equal to:

PPS-18

Where:

“” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t, and is calculated according to the following formula:

Where:

 means any Cash Flow at any time “p” during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t;

 is the first rebalancing day immediately preceding second rebalancing day t;

               is the level of the Index as of close of business on second rebalancing day t;

                is the number of index components in the old basket as at the close of business on second rebalancing day t;

 is the number of index components in the new basket as at the close of business on second rebalancing day t;

 is the closing price of the index component i in the old basket as quoted on the Exchange for such index component i on second rebalancing day t;

 is the closing price of the index component j in the new basket as quoted on the Exchange for such index component j on second rebalancing day t;

 is the number of shares of index component i of the old basket as of second rebalancing day t. It is determined as follows;

Where:

 is the number of shares of index component i of the old basket as of close of business on the first rebalancing day immediately preceding second rebalancing t;

 is an adjustment factor reflecting the impact of any corporate action affecting the index component i of the old basket on second rebalancing day t. If there is no corporate action affecting the index component i of the old basket on second rebalancing day t, then will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component i of the old basket on second rebalancing day t.

 is the number of shares of index component j of the new basket as of second rebalancing day t. It is determined as follows:

Where:

 is the number of shares of index component j of the new basket as of the first rebalancing day immediate preceding second rebalancing day t;

 is an adjustment factor reflecting the impact of any corporate action affecting the index component j of the new basket on second rebalancing day t. If there is no corporate action affecting the index component j of the new basket on second rebalancing day t, then  will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component j of the new basket on second rebalancing day t.

PPS-19

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF (the “SPDR S&P 500 ETF”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index®.  The SPDR S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “SPY”.

We have derived all information regarding the SPDR S&P 500 ETF contained in this preliminary pricing supplement from the prospectus for the SPDR® S&P 500® ETF Trust (the “SPDR S&P 500 Trust”), dated January 21, 2015 and from publicly available information on SPDR’s website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, the State Street Bank and Trust Company.

Information concerning the SPDR S&P 500 ETF provided to or filed with the SEC by the SPDR S&P 500 Trust pursuant to the Securities Act of 1933, as amended (“Securities Act”) and the Investment Company Act of 1940, as amended (“Investment Company Act”) can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

The iShares® Core S&P 500 ETF

The iShares® Core S&P 500 ETF (the “iShares Core S&P 500 ETF”), formerly known as the iShares S&P 500 Index Fund, seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the S&P 500® Index.  The iShares Core S&P 500 ETF Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and in depositary receipts representing securities of the S&P 500® Index.  The iShares Core S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IVV”.

We have derived all information contained in this preliminary pricing supplement regarding the iShares S&P 500 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “iShares S&P 500 Index Fund Prospectus”) for the iShares S&P 500 Index Fund, dated August 1, 2015, issued by iShares Trust (the “iShares Trust”).  Such information reflects the policies of, and is subject to change by, the iShares Trust, and Blackrock Fund Advisors (“BFA”).

Information provided to or filed with the SEC by the iShares Core S&P 500 ETF pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively.  Additional information regarding the iShares Core S&P 500 ETF is available at the iShares® website at http://www.ishares.com.  Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

The iShares Russell 1000 ETF

The iShares® Russell 1000 ETF (the “iShares Russell 1000 ETF”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 1000 Index.  The iShares Russell ETF generally invests at least 90% of its assets in securities of the Russell 1000 Index and in depositary receipts representing securities of the Russell 1000 Index.  The iShares Russell 1000 Index ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IWB”.

We have derived all information contained in this preliminary pricing supplement regarding the iShares Russell 1000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus  for the iShares Russell 1000 ETF, dated August 1, 2015, issued by the iShares Trust.  Such information reflects the policies of, and is subject to change by, the iShares Trust, and BFA.

Information provided to or filed with the SEC by the iShares Russell 1000 ETF pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively.  Additional information regarding the iShares Russell 1000 ETF is available at the iShares® website at http://www.ishares.com.  Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

PPS-20

iShares® ETFs Disclaimer

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Modifications to the EquityCompass Share Buyback Index

The index sponsor does not presently intend to modify the methodology used to compose or calculate the EquityCompass Share Buyback Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the EquityCompass Share Buyback Index composition or methodology to better permit the realization of the objective of the Index.  The index sponsor will as soon as practicable publish any material modifications that it makes on the EquityCompass Share Buyback Index page at www.barcap.com/indices or such successor website as notified.

In addition, Barclays Bank PLC, as owner of the intellectual property and licensing rights relating to the Index, may terminate the appointment of and replace the index sponsor with a successor index sponsor.  Following termination of the appointment of the index sponsor, the index sponsor will publish an announcement of such event on the Barclays Index Website as soon as reasonably practicable.

Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure event” occurs or is continuing on any calendar day that, in the index sponsor’s sole discretion, affects the EquityCompass Share Buyback Index or any of the EquityCompass Share Buyback Index components, the index sponsor may:

•                                          make such determinations and/or adjustments to the terms of the EquityCompass Share Buyback Index as it deems necessary in order to determine the level of the EquityCompass Share Buyback Index on such day (if such day is an index business day), provided that any such determinations or adjustments are made in order to realize the objective of the Index;

•                                          defer publication of information relating to the EquityCompass Share Buyback Index until the next index business day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•                                          if such calendar day is a stock selection day or rebalancing day, to postpone such stock selection or rebalancing to the next calendar day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•                                          the declaration of a general moratorium in respect of banking activities in London or New York;

•                                          on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any index component of the EquityCompass Share Buyback Index (including, without limitation, due to insolvency, delisting or nationalization of an index component);

•                                          on any index business day, the failure of a source from which the index sponsor obtains closing price information necessary to calculate the level of the EquityCompass Share Buyback Index;

•                                          on any index business day, the closure of any securities exchange on which any component of the EquityCompass Share Buyback Index is traded prior to its scheduled closing time, unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such exchange, and the submission deadline for trading orders to be executed on that index business day; and

•                                          on any index portfolio constitution date, the failure of a source from which the index sponsor or the index selection agent, as applicable, obtains information necessary to determine the constituents of the new basket and the index sponsor or the index selection agent, as applicable, determines that no satisfactory alternative source is available.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the EquityCompass Share Buyback Index, any of the EquityCompass Share Buyback Index components or the methodology on which the EquityCompass Share Buyback Index is based.

PPS-21

Cessation of Trading and Other Termination Events

The index sponsor may, in its sole discretion, discontinue calculating the EquityCompass Share Buyback Index if any of the following events occurs (each a “termination event”):

•                                          the three specified deemed index components cease (or will cease) to be calculated or publicly quoted for any reason and the index sponsor does not believe that a satisfactory substitute is available;

•                                          the index sponsor or its successor terminates or alters its business operations in such a way as to make it commercially unreasonable to continue to publish the index, is declared insolvent or is subject to winding-up proceedings;

•                                          the failure of the Index Selection Agent to deliver the list of stocks selected pursuant to the Strategy to the index sponsor on any index portfolio receipt date; and

•                                          the appointment of Choice Financial Partners, Inc. (or its successor) as Index Selection Agent is terminated for any reason, including as a result of the termination of the Index Selection Agreement.

Changes to the EquityCompass Share Buyback Index Components

If, after the occurrence of circumstances described in this section, the index sponsor or Index Selection Agent, as applicable, deems it necessary to replace an index component, including the deemed index component, with an appropriate successor for that index component, then the index sponsor will calculate the level of the EquityCompass Share Buyback Index by adjusting accordingly the formula used for the calculation of the level of the EquityCompass Share Buyback Index to take account of such replacement index component.

Change in Methodology

While the index sponsor currently employs the methodology described in this preliminary pricing supplement to compose and calculate the EquityCompass Share Buyback Index, it is possible that market, regulatory, judicial, or other relevant circumstances will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology in order to permit the realization of the objective of the Index.

Other Changes

In addition to the foregoing circumstances, the index sponsor reserves the right to make any other changes to methodology used to determine the composition of or to calculate the EquityCompass Share Buyback Index as the index sponsor may, in its sole discretion, determine to be necessary as a result of market, regulatory, judicial or other relevant circumstances in order to permit the realization of the objective of the EquityCompass Share Buyback Index.

In the event that ambiguities arise regarding the calculation of the EquityCompass Share Buyback Index, the index sponsor will resolve such ambiguities and, if necessary for resolution, make changes to the methodology used to calculate the EquityCompass Share Buyback Index.

PPS-22

Historical Performance of the Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011, which is referred to as the “Index Commencement Date”. The index sponsor began calculating the EquityCompass Share Buyback Index on the Index Commencement Date.

You should not take the historical levels of the Index as an indication of the future performance of the Index. The level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of the Notes.

The table below shows the high, low and final Index Closing Levels for the periods noted below. None of Barclays Bank PLC, the index sponsor or the Index Selection Agent, or any of our or their respective affiliates, makes any representation to you as to the performance of the Index. The actual performance of the Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2011*	102.5322	92.4010	101.4081
March 31, 2012	121.2623	102.2106	119.9922
June 30, 2012	121.1589	105.6491	114.2907
September 30, 2012	120.2728	108.9290	116.2096
December 31, 2012	119.8414	109.2680	119.3914
March 31, 2013	135.6277	122.5554	135.6277
June 30, 2013	148.4280	131.0351	144.2826
September 30, 2013	157.0717	145.2338	155.0369
December 31, 2013	167.6222	151.3476	167.6222
March 31, 2014	167.7681	154.6523	163.8544
June 30, 2014	170.5211	158.0706	170.5211
September 30, 2014	172.8649	158.4072	158.4072
December 31, 2014	176.6823	152.5836	174.5392
March 31, 2015	177.9629	164.0928	174.9537
June 30, 2015	177.6047	170.6345	171.0034
September 30, 2015	173.2875	154.1693	155.8861
December 31, 2015	170.2035	154.8291	159.1039
January 5, 2016**	156.3047	155.9317	156.3047

* For the period beginning on the Index Commencement Date and ending on December 31, 2011

** For the period beginning on January 1, 2016 and ending on January 5, 2016

The following graph sets forth the historical performance of the Index the based on daily Index Closing Levels from the Index Commencement Date through January 5, 2016.  The Index Closing Level on January 5, 2016 was 156.3047.

Historical Performance of the EquityCompass Share Buyback Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-23

EQUITYCOMPASS AND INDEX SELECTION AGENT

Choice Financial Partners, Inc. (“EquityCompass”), a Missouri corporation, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (SEC File No. 801-69131).  Equity Compass’s corporate address is EquityCompass Strategies, One South Street, 16th Floor, Baltimore, MD 21202.

EquityCompass is an investment adviser that provides subscribers with access to investment models based on extensive analysis of changing fundamentals to identify favorable probabilities for stock performance.

For more information on EquityCompass, please refer to www.equitycompass.com.  The information on the EquityCompass’ website is not, and should not be considered, incorporated by reference into this preliminary pricing supplement.

Index Selection Agreement

EquityCompass and Barclays Bank PLC have entered into an index selection agreement (“Index Selection Agreement”) to govern EquityCompass’ relationship with Barclays Bank PLC and its affiliates in respect of the Index.  Under the agreement, EquityCompass has agreed to provide the index sponsor with the composition of the basket.

Licensing

EquityCompass Share Buyback is a trademark of EquityCompass and has been licensed for use by us in connection with the calculation of the EquityCompass Share Buyback Index.

Disclaimer

The index sponsor and Index Selection Agent do not guarantee the accuracy and/or completeness of the EquityCompass Share Buyback Index, any data included therein, or any data from which it is based, and the index sponsor and the Index Selection Agent shall have no liability for any errors, omissions, or interruptions therein.

None of Barclays Bank PLC, the index sponsor or the Index Selection Agent make any warranties, express or implied, as to the results to be obtained from the use of the EquityCompass Share Buyback Index. The index owner, the index sponsor and the Index Selection Agent make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the EquityCompass Share Buyback Index or any data included therein.  Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

None of Barclays Bank PLC, the index sponsor or the Index Selection Agent, nor any of their affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the EquityCompass Share Buyback Index or publication of the levels of the EquityCompass Share Buyback Index (or failure to publish such value) and any use to which any person may put the EquityCompass Share Buyback Index or the levels of the EquityCompass Share Buyback Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the EquityCompass Share Buyback Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

PPS-24

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Index.  Subject to the discussion of Section 1260 of the Internal Revenue Code (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

It is possible that the Internal Revenue Service could assert that your Notes should be treated as a “constructive ownership transaction” under Section 1260 of the Code to the extent the performance of an ETF is reflected in the performance of the Index, in which case all or a portion of any long-term capital gain that you would otherwise realize on the Notes could be recharacterized as ordinary income that is also subject to a special interest charge.  If ETFs do not constitute a significant portion of the Index, we believe that it would be reasonable to take the position that the constructive ownership rules should not apply to the Notes.  If in fact ETFs constitute a significant portion of the Index, it is not clear whether the constructive ownership rules should apply to your Notes.  Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index.  Under such a characterization, it is possible that you could be required to recognize gain or loss, at least some of which would likely be short-term capital gain or loss, each time the Index rebalances.  Even if you are not treated as owning the underlying components of the Index, it is also possible that you could be required to recognize gain or loss, at least some of which would likely be short-term capital gain or loss, each time the Index rebalances.  It is also possible that you could be required to include any dividends that are reflected in the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us until the redemption or maturity of your Notes.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.  Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee.

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

Non-U.S. Holders.  As discussed further in the accompanying prospectus supplement, the U.S. federal income tax treatment of the Notes is uncertain, and alternative treatments are possible.  Under one such alternative characterization, it is possible that you could be treated as if you owned the underlying components of the Index.  Under such a characterization, it is possible that amounts you receive

PPS-25

on your Notes that are attributable to dividends that are paid with respect to a U.S. stock in the Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, subject to the discussion below, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

It is possible that your Notes could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances.  As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued on or after January 1, 2017 may be subject to U.S. federal withholding tax under Section 871(m) of the Code.  In addition, the Notes may be treated as “specified ELIs” for this purpose.  It is therefore possible that a holder that acquires Notes before January 1, 2017 (such as an initial purchaser of the Notes) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Notes are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing.

Similarly, the “Foreign Account Tax Compliance Act” (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements.  While the Notes should initially be “grandfathered” from FATCA withholding, new Notes that a holder is deemed to receive after a deemed reissuance on or after January 1, 2019 may not have “grandfathered” status and could therefore be subject to FATCA withholding.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-26

ANNEX A

NOTICE FOR AUTOMATIC CALL TRIGGER EVENT

To:          The Depository Trust Company

Subject: CUSIP No. 06741U2Z6, Notice for Automatic Call Trigger Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due February 7, 2019, CUSIP No. 06741U2Z6, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of an Automatic Call Trigger Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Automatic Call Date of [       ].  The Automatic Call Amount, calculated on the Automatic Call Amount Calculation Date of [       ], 20[ ], is $[   ] per $1,000 principal amount Note.  All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX B

NOTICE OF TERMINATION EVENT

To:          The Depository Trust Company

Subject: CUSIP No. 06741U2Z6, Notice of Termination Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due February 7, 2019, CUSIP No. 06741U2Z6, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of a Termination Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Issuer Redemption Date of [       ].  The Issuer Redemption Price, calculated on the Issuer Redemption Price Calculation Date of [       ], 20[ ], is $[   ] per $1,000 principal amount Note.  All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX C

EARLY REDEMPTION REQUEST

(To be completed by the Noteholder)

INSTRUCTIONS TO NOTEHOLDER: In order to exercise your Early Redemption Option with respect to the Barclays Bank PLC Notes due February 7, 2019 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741U2Z6), please complete and sign the Early Redemption Request below and deliver it to your broker or other person through whom you hold your notes (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER:  Upon receipt of this Early Redemption Request:  (1) please confirm that the information is accurate and (2) please complete a Early Redemption Exercise Instruction and follow the instructions set forth therein. A form of Early Redemption Exercise Instruction can be found as Annex D to this pricing supplement.

EARLY REDEMPTION EXERCISE REQUEST

(to be completed by beneficial owner)

To:
(Name of broker or other person through whom you hold your notes (your “Broker”))

Subject:        Notes due February 7, 2019 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741U2Z6) (the “Notes”)

Name of account holder:

Account number:

Broker contact name:

Principal Amount of Notes to be exercised:

I hereby irrevocably request the exercise of my early redemption option (as described under “Early Redemption at the Option of Holders”) in the pricing supplement for the Notes) with respect to the Notes above.

I understand that the Early Redemption Option with respect to these Notes will not be properly exercised (and, accordingly, the Notes will not be redeemed) unless my Broker properly completes and delivers an Early Redemption Exercise Instruction to Barclays Bank PLC in accordance with the requirements specified in the pricing supplement dated February 4, 2016 relating to the Notes.

I further acknowledge, without limitation of anything in the preceding sentence, that the Optional Redemption Amount Calculation Date will be the date on which my Broker’s Early Redemption Exercise instruction becomes effective (or, if such date is not a Valuation Date, the Valuation Date immediately following the date on which such instruction becomes effective), as described in the pricing supplement for the Notes.

ANNEX D

EARLY REDEMPTION EXERCISE INSTRUCTION

(To be completed by Broker)

INSTRUCTIONS TO BROKER:  In order to request an exercise of a Noteholder’s Early Redemption Option with respect to your client’s Notes (as defined below), please complete and sign the Early Redemption Exercise Instruction below and e-mail a scanned copy of it to Barclays Bank PLC at BarclaysBDCDs@barclays.com and (2) e-mail Barclays Bank PLC at BarclaysBDCDs@barclays.com to confirm the instruction has been received.

Dated:

Barclays Bank PLC

Re: Notes due February 7, 2019 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741U2Z6) (the “Notes”)

Ladies and Gentlemen:

The undersigned holder of the Notes hereby irrevocably elects to exercise, with respect to the principal amount of Notes indicated below, as of the date hereof, the Noteholder’s Early Redemption Option, as described under “Early Redemption at the Option of Holders” in the pricing supplement relating to the Notes (together with the accompanying prospectus and prospectus supplement delivered therewith, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Optional Redemption Amount, facing Barclays Capital DTC 5101 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Optional Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:
Title:
Telephone:
Fax:
E-mail:

Principal Amount of Notes being surrendered for exercise of redemption option: $

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(A Noteholder must exercise their early redemption option with respect to at least 10 Notes ($10,000 principal amount) in order to exercise the Early Redemption at the Option of Holders.)

SETTLEMENT INFORMATION

(to be completed by Barclays Bank PLC and returned to Broker)

Optional Redemption Amount Calculation Date:

Optional Redemption Amount:

Optional Redemption Date: